RESIGNATION

I, Michael Kazee, hereby resign as Director and Co-Chief Executive Officer of American Realty Funds Corporation, a corporation organized under the State of Tennessee effective 08/01, 2012. The resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

By:/s/Michael Kazee

Date: